Exhibit 99.1
RAMBUS ANNOUNCES THE PRICING OF ITS
$150 MILLION CONVERTIBLE SENIOR NOTES OFFERING
LOS ALTOS, Calif. — June 24, 2009 — Rambus Inc. (NASDAQ: RMBS) today announced the pricing of its public offering of $150 million aggregate principal amount of 5% Convertible Senior Notes due 2014. Rambus has also granted the underwriters a 12-day option to purchase up to an additional $22.5 million aggregate principal amount of the notes to cover over-allotments. The closing of the offering is expected to occur on June 29, 2009, subject to customary closing conditions.
The notes will be unsecured, unsubordinated obligations of Rambus and interest will be payable semi-annually at a rate of 5% per annum. The notes will mature on June 15, 2014, unless earlier repurchased, redeemed or converted. Prior to March 15, 2014, the notes will be convertible only upon specified events and, thereafter until maturity, at any time. Upon conversion, the notes will be settled by the payment of cash up to the principal amount of the notes and, with respect to any excess conversion value, by delivery of shares of Rambus’ common stock. The notes will have an initial conversion rate of 51.8000 shares of Rambus’ common stock per $1000 principal amount of notes, which is equivalent to an initial conversion price of approximately $19.31 per share of common stock, subject to adjustment in certain circumstances. The initial conversion price represents a conversion premium of approximately 30% relative to the last reported sale price of the common stock of $14.85 per share on June 23, 2009. Rambus will have the right to redeem the notes in whole or in part at a specified redemption price at any time on or after June 15, 2012 if certain conditions are met.
Rambus intends to use the net proceeds from the offering for general corporate purposes, which may include financing potential acquisitions and strategic transactions, repayment of Rambus’ zero coupon convertible senior notes due 2010, and working capital.
Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. are acting as joint book-running managers for the offering.
Rambus has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents Rambus has filed with the SEC and which are incorporated by reference in the prospectus for more complete information about Rambus and this offering. Copies of the prospectus, when available, may be obtained from Credit Suisse Securities (USA) LLC, Prospectus Department, One Madison Avenue, New York, NY 10010, or J.P. Morgan Securities Inc., 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11425 Attention: Chase Distribution &

Support Service Northeast Statement Processing. An electronic copy of the prospectus may be obtained by visiting IDEA on the SEC website at www.sec.gov.
This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. The offering of these securities will be made only by means of a prospectus. The securities being offered have not been approved or disapproved by any regulatory authority, nor has any such authority passed upon the accuracy or adequacy of the registration statement or the prospectus contained therein.
About Rambus Inc.
Rambus is a technology licensing company specializing in the invention and design of high-speed memory architectures.
Forward Looking Statements
This press release contains forward-looking statements related to the closing of the public offering of convertible senior notes and the use of proceeds therefrom. Actual events or results may differ materially from those contained in the forward-looking statements. Please refer to the registration statement on Form S-3 filed by Rambus with the SEC and the prospectus included therein, as well as the other documents Rambus files from time to time with the SEC, including Rambus’ most recent Form 10-K and Form 10-Q and the Current Report on Form 8-K filed by Rambus regarding the adoption of FASB Staff Position APB 14-1. These SEC filings contain and identify important factors that could cause Rambus’ consolidated financial results to differ materially from those contained in Rambus’ forward-looking statements. Although Rambus believes that the expectations reflected in the forward-looking statements are reasonable, Rambus cannot guarantee future results, levels of activity, performance, or achievements. Rambus is under no duty to update any of the forward-looking statements after the date of this press release to conform to actual results.
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Press Contact:
Linda Ashmore
Rambus Public Relations
4440 El Camino Real
Los Altos, CA 94022
(650) 947-5411
lashmore@rambus.com